Exhibit 99.1

JCPENNEY REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

Inventory Reduced by 5.4% From Prior Year

Company Expects Positive Annual Free Cash Flow

PLANO, Texas - (Nov. 15, 2018) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its fiscal third quarter ended Nov. 3, 2018. Comparable sales decreased 5.4 % for the third quarter. Net loss for the quarter was $151 million or ($0.48) per share.

Jill Soltau, chief executive officer, said, “I am excited to be at JCPenney, and having been in the office for a month now, I am encouraged by the many opportunities I see. Our objective to put JCPenney back on a path to profitable growth is clear. In the coming weeks and months, I will continue to meet with and learn from our teams throughout the entire organization - talking with them about what we’re doing that’s working well and, most importantly, what we can do to address our opportunities.”

Soltau continued, “In spite of our overall sales results, I am encouraged by the recent underlying trends in key businesses such as women’s apparel, active, special sizes and fine jewelry.  We are making progress and taking the necessary steps to right-size our inventory positions to better support the brands and categories that are demonstrating profitable sales growth. While restoring JCPenney to sustained profitable growth will be a lengthy process, I understand the need for quick action. My commitment is that we will make sound, strategic decisions backed by data, and will always be rooted in delivering on our customers’ wants and expectations. We will act swiftly but thoughtfully as we move the business forward. While these things take time, the results we are reporting today only strengthen our sense of urgency and purpose.”

For the third quarter ended Nov. 3, 2018, total net sales decreased 5.8 % to $2.65 billion compared to $2.82 billion for the third quarter ended Oct. 28, 2017. Comparable sales decreased 5.4 % for the third quarter on an unshifted basis. Reflecting the calendar shift in 2018 due to the 53rd week in 2017, comparable sales decreased 4.5%. Credit income, which was previously reflected as a reduction to SG&A, was $80 million for the third quarter this year compared to $69 million in the third quarter last year.

Jewelry, Women’s Apparel and Men’s were the Company’s top performing divisions during the quarter.

Cost of goods sold, which excludes depreciation and amortization, was $1.81 billion, or 68.1 % of sales, for the third quarter this year compared to $1.86 billion, or 66.0 % of sales in the same period last year. The increase as a rate of sales was primarily driven by planned markdown and pricing actions taken in the quarter to clear slow-moving and excess inventory.

SG&A expenses for the third quarter were $883 million, or 33.3 % of sales compared to $920 million, or 32.7 % of sales in the third quarter last year. The dollar reduction to last year was primarily driven by lower corporate overhead and incentive compensation.

For the third quarter, the Company’s net loss was $151 million, or ($0.48) per share, compared to a net loss of $125 million, or ($0.40) per share in the same period last year.

Adjusted net loss was $164 million, or ($0.52) per share, for the third quarter this year compared to an adjusted net loss of $108 million, or ($0.35) per share, for the third quarter last year.

A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

Cash and cash equivalents at the end of the third quarter were $168 million. Inventory at the end of the third quarter was $3.22 billion, down 5.4 % compared to the end of the third quarter last year.

The Company ended the quarter with liquidity in excess of $1.9 billion.

Guidance Update:
Given the Company has recently announced both a new CEO and an interim CFO and to allow the ability to effectively assess and address current and go-forward execution of the business, the Company believes it is appropriate to withdraw its previous 2018 full year earnings guidance and update its previous full year comparable store sales guidance.  Comparable store sales for fiscal 2018 are now expected to be down low-single digits.  The Company continues to expect to achieve positive free cash flow for the year.

Third Quarter Earnings Conference Call Details
At 8:30 a.m. ET today, the Company will host a live conference call conducted by Chief Executive Officer Jill Soltau and select members of management. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (844) 243-9275, or (225) 283-0394 for international callers, and reference 9959597 conference ID or visit the Company’s investor relations website at https://ir.jcpenney.com. Supplemental slides will be available on the Company’s investor relations website approximately 10 minutes before the start of the conference call.

Telephone playback will be available for seven days beginning approximately two hours after the conclusion of the conference call by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing 9959597 conference ID.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; Follow us @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcp.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home retailers, combines an expansive footprint of over 860 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to deliver style and value for all hard-working American families. At every touchpoint, customers will discover stylish merchandise at incredible value from an extensive portfolio of private, exclusive and national brands. Reinforcing this shopping experience is the customer service and warrior spirit of approximately 98,000 associates across the globe, all driving toward the Company's mission to help customers find what they love for less time, money and effort. For additional information, please visit jcp.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, cost of goods sold, selling, general and administrative expenses, earnings and cash flows.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations. Please refer to the Company's most recent Form 10-Q for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended				Nine Months Ended
Statements of Operations:	November 3, 2018	October 28, 2017	% Inc. (Dec.)		November 3, 2018	October 28, 2017	% Inc. (Dec.)
Total net sales	$2,653	$2,817	(5.8)%		$7,999	$8,503	(5.9)%
Credit income and other	80	69	15.9%		234	235	(0.4)%
Total revenues	$2,733	$2,886	(5.3)%		$8,233	$8,738	(5.8)%
Costs and expenses/(income):
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	1,808	1,859	(2.7)%		5,351	5,516	(3.0)%
Selling, general and administrative (SG&A)	883	920	(4.0)%		2,589	2,793	(7.3)%
Depreciation and amortization	138	131	5.3%		419	420	(0.2)%
Real estate and other, net	(7)	2	(100.0)%	+	(13)	(135)	(90.4)%
Restructuring and management transition	11	52	(78.8)%		20	175	(88.6)%
Total costs and expenses	2,833	2,964	(4.4)%		8,366	8,769	(4.6)%
Operating income/(loss)	(100)	(78)	(28.2)%		(133)	(31)	(100.0)%	+
Other components of net periodic pension cost/(income)	(19)	(2)	100.0%	+	(57)	90	100.0%	+
(Gain)/loss on extinguishment of debt	—	—	—%		23	35	(34.3)%
Net interest expense	78	78	—%		235	244	(3.7)%
Income/(loss) before income taxes	(159)	(154)	(3.2)%		(334)	(400)	16.5%
Income tax expense/(benefit)	(8)	(29)	(72.4)%		(4)	(40)	(90.0)%
Net income/(loss)	$(151)	$(125)	(20.8)%		$(330)	$(360)	8.3%
Earnings/(loss) per share - basic and diluted	$(0.48)	$(0.40)	(20.0)%		$(1.05)	$(1.16)	9.5%
Financial Data:
Comparable store sales increase/(decrease) (1)	(5.4)%	1.7%			(1.7)%	(1.0)%
Ratios as a percentage of total net sales:
Cost of goods sold	68.1%	66.0%			66.9%	64.9%
SG&A expenses	33.3%	32.7%			32.4%	32.8%
Operating income/(loss)	(3.8)%	(2.8)%			(1.7)%	(0.4)%
Effective income tax rate	(5.0)%	(18.8)%			(1.2)%	(10.0)%
Common Shares Data:
Issued and outstanding shares at end of period	315.4	311.1			315.4	311.1
Weighted average shares - basic	316.3	311.6			315.3	310.6
Weighted average shares - diluted	316.3	311.6			315.3	310.6

(1)
Comparable store sales include sales from all stores, including sales from services, that have been open for 12 consecutive full fiscal months and Internet sales. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation. Our definition and calculation of comparable store sales may differ from other companies in the retail industry.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	November 3, 2018	October 28, 2017
Current assets:
Cash in banks and in transit	$157	$175
Cash short-term investments	11	10
Cash and cash equivalents	168	185
Merchandise inventory	3,223	3,406
Prepaid expenses and other	224	243
Total current assets	3,615	3,834
Property and equipment, net	4,005	4,316
Prepaid pension	100	3
Other assets	695	632
Total assets	$8,415	$8,785

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$1,234	$1,342
Other accounts payable and accrued expenses	960	1,081
Current portion of capital leases, financing obligation and note payable	8	8
Current maturities of long-term debt	92	232
Total current liabilities	2,294	2,663
Long-term capital leases, financing obligation and note payable	206	214
Long-term debt	4,161	4,039
Deferred taxes	138	201
Other liabilities	542	574
Total liabilities	7,341	7,691
Stockholders' equity	1,074	1,094
Total liabilities and stockholders' equity	$8,415	$8,785

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Nine Months Ended
Statements of Cash Flows:	November 3, 2018	October 28, 2017
Cash flows from operating activities:
Net income/(loss)	$(330)	$(360)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	(3)	72
Asset impairments and other charges	53	7
Net gain on sale of operating assets	(58)	(119)
(Gain)/loss on extinguishment of debt	23	35
Depreciation and amortization	419	420
Benefit plans	(56)	95
Stock-based compensation	9	23
Deferred taxes	(9)	(49)
Change in cash from:
Inventory	(420)	(510)
Prepaid expenses and other assets	(37)	(66)
Merchandise accounts payable	261	365
Income taxes	(2)	3
Accrued expenses and other	(161)	(99)
Net cash provided by/(used in) operating activities	(311)	(183)
Cash flows from investing activities:
Capital expenditures	(321)	(287)
Proceeds from sale of operating assets	132	153
Joint venture return of investment	3	9
Insurance proceeds received for damage to property and equipment	1	—
Net cash provided by/(used in) investing activities	(185)	(125)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	400	—
Proceeds from borrowings under the credit facility	3,466	521
Payments of borrowings under the credit facility	(3,029)	(310)
Premium on early retirement of long-term debt	(20)	(30)
Payments of capital leases, financing obligation and note payable	(6)	(14)
Payments of long-term debt	(597)	(552)
Financing costs	(7)	(9)
Proceeds from stock issued under stock plans	2	4
Tax withholding payments for vested restricted stock	(3)	(4)
Net cash provided by/(used in) financing activities	206	(394)
Net increase/(decrease) in cash and cash equivalents	(290)	(702)
Cash and cash equivalents at beginning of period	458	887
Cash and cash equivalents at end of period	$168	$185

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture) and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps. Unlike other operating expenses, restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps are not directly related to our ongoing core business operations, which consist of selling merchandise and services to consumers through our department stores and our website at jcpenney.com. Further, our non-GAAP adjustments are for non-operating associated activities such as closed store impairments included in restructuring and management transition charges and such as joint venture earnings from the sale of excess land included in the proportional share of net income from our Home Office Land Joint Venture. Additionally, other components of net periodic pension cost/(income) which is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURE:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to adjusted EBITDA, a non-GAAP financial measure:

	Three Months Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net income/(loss)	$(151)	$(125)	$(330)	$(360)
Add: Net interest expense	78	78	235	244
Add: (Gain)/loss on extinguishment of debt	—	—	23	35
Add: Income tax expense/(benefit)	(8)	(29)	(4)	(40)
Add: Depreciation and amortization	138	131	419	420
Add: Restructuring and management transition charges	11	52	20	175
Add: Other components of net periodic pension cost/(income)	(19)	(2)	(57)	90
Less: Proportional share of net income from the home office land joint venture	(3)	(3)	(4)	(23)
Adjusted EBITDA (non-GAAP)	$46	$102	$302	$541

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net income/(loss)	$(151)	$(125)	$(330)	$(360)
Earnings/(loss) per share-diluted	$(0.48)	$(0.40)	$(1.05)	$(1.16)

Add: Restructuring and management transition charges (1)	11	52	20	175
Add: Other components of net periodic pension cost/(income) (1)	(19)	(2)	(57)	90
Add: (Gain)/loss on extinguishment of debt (1)	—	—	23	35
Less: Proportional share of net income from the home office land joint venture (1)	(3)	(3)	(4)	(23)
Less: Tax impact resulting from other comprehensive income allocation (2)	(2)	(30)	(5)	(46)
Adjusted net income/(loss) (non-GAAP)	$(164)	$(108)	$(353)	$(129)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$(0.52)	$(0.35)	$(1.12)	$(0.42)

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)	Represents the net tax benefit that resulted from our other comprehensive income allocation between our Operating loss and Accumulated other comprehensive income.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, payments made for business acquisitions or required pension contributions, if any. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table sets forth a reconciliation of cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure, as well as information regarding net cash provided by/(used in) investing activities and net cash provided by/(used in) financing activities:

	Nine Months Ended
	November 3, 2018	October 28, 2017
Net cash provided by/(used in) operating activities	$(311)	$(183)
Add: Proceeds from sale of operating assets	132	153
Less: Capital expenditures	(321)	(287)
Free cash flow (non-GAAP)	$(500)	$(317)

Net cash provided by/(used in) investing activities (1)	$(185)	$(125)
Net cash provided by/(used in) financing activities	$206	$(394)

(1)	Net cash provided by/(used in) investing activities includes capital expenditures and proceeds from sale of operating assets, which are also included in our computation of free cash flow.